Exhibit 99.1
Monday September 23, 2013
FOR IMMEDIATE RELEASE

Washington Federal Increases Cash Dividend
and Authorizes an Additional 10 million Shares for Repurchase

SEATTLE, WASHINGTON - The Board of Directors of Washington Federal, Inc. (NASDAQ-WAFD), today announced a quarterly cash dividend of 10 cents per share, an increase of $.01 or 11%. The cash dividend increase is the second increase this fiscal year. The dividend will be payable on October 18, 2013 to common stockholders of record on October 4, 2013. This will be Washington Federal's 123rd consecutive quarterly cash dividend.
Washington Federal also announced the authorization of an additional 10 million shares that may be repurchased under Washington Federal's share repurchase program. Fiscal year to date, the Company has repurchased 6.0 million shares or 5.7% of the shares that were outstanding at the beginning of the year, at an average price of $17.33.
Roy M. Whitehead, Chairman, President and Chief Executive Officer commented, “Today's actions reflect the Board's confidence in the Company's future prospects. Given current market conditions, we expect to continue to actively repurchase shares.”
Washington Federal, Inc. is the parent company of Washington Federal, a national bank that operates 181 offices in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the Company provides consumer and commercial deposit accounts, insurance products and financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages and home equity lines of credit. As of June 30, 2013, the Company reported $13.0 billion in assets, $9.1 billion in deposits and $1.9 billion in stockholders' equity.
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Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper 206-777-8246
cathy.cooper@wafd.com

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